Exhibit 10.43

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement is made as of May 9, 2014, by and between Epazz, Inc., an Illinois corporation (the "Company"), and Kim Griggs (the "Consultant").

WHEREAS, the Company is in need of certain services in order to be successful in the management of the business being transferred pursuant to the Asset Purchase Agreement dated May 9, 2014;

NOW, THEREFORE, in consideration of the premises, and of the covenants, agreements, representations, and warranties made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             SERVICES PROVIDED/DUTIES

The Consultant shall be available by phone between the hours of 9 AM and 5 PM EDT, Monday through Friday to provide the following services between May 12, 2014 and May 30, 2014. Consultant will thereafter supply services on mutually agreeable projects on an as-needed basis taking into consideration Consultant's other employment responsibilities and availability:

A.             Consulting services, including, but not limited to:

i.	Active participation in , conferences with Company officers and others as designated by Company officers.
ii.	Provide non-legal, experience-based professional advice on client relationships, including, but not limited to, advice regarding:

a.          Insights on the client contract terms

b.         Methods of resolving contractual terms, such as insurance requirements.

c.          Techniques used to maximize the duration of the contractual relationship.

iv.    Provide insights on methods of collecting outstanding revenue.

v.     Such other reasonable services as requested by Officers of the Company and agreed to by Consultant.

B.	The Consultant shall maintain an accurate and complete record of the time expended; and to report such information to the Company on a weekly basis (or such other basis as the Company may from time to time direct), in such manner and on such form as the Company may from time to time require. Time is charged for work performed whether it takes the form of in person meetings, telephone consultations, research, drafting, negotiations, discussions with third parties, or travel on your behalf and is charged in 6 minute increments.
C.	The Consultant shall at all times use commercially reasonable efforts to perform all duties referenced herein.

2.             COMPENSATION AND PAYMENT

The Consultant and Karen Griggs shall collectively provide the Company with eighty (80) hours of consulting services free of charge between the date of this Agreement and June 9, 2014. If Consultant and Karen Griggs collectively provide Buyer with more than eighty (80) hours of consulting services prior to June 9, 2014, Consultant shall be compensated for any such additional consulting services at the rate of $75/hour through June 9, 2014, and at the rate of $150/hour after June 9, 2014.

Consultant shall bill Epazz semi-monthly to provide an opportunity to monitor costs and fees involved. Payment for the fees and costs identified in the monthly invoice is due within 5 days of receipt.

3.             TERM

This Agreement shall commence as of the date hereof, and shall continue through June 9,

2014.

4.             RELATIONSHIP

It is understood by and between the parties hereto that:

a.	The relationship between Company and the Consultant is that of an Independent Consultant, and accordingly, the Company will not deduct any sums from the compensation paid the Consultant for Federal, State and/or local taxes;
b.	The Consultant shall have no authority to bind Company, without the prior written consent of Company;
c.	Company shall fully reimburse Consultant for all fees and expenses directly related to conduct of business and includes such things as travel, photocopying, supplies, courier or delivery services, long distance telephone charges; and
d.	Company, on behalf of itself and its clients, reserves the right from time to time to establish reasonable rules and regulations governing the provision of services by the Consultant. The Consultant agrees to fully comply with such rules and regulations as Company may prescribe from time to time taking into consideration Consultant's other employment obligations

5.             ASSIGNMENT

This Agreement may not be assigned by either party without the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.              LAW GOVERNING

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to the choice of law principles of the State of Michigan.

7.             NONDISCLOSURE OF PROPRIETARY PROPERTY

a.	The Consultant acknowledges and agrees that in the course of providing services for the Company that the Consultant may acquire and/or the Company may provide the Consultant with, or access to information regarding the business, procedures, activities and services of the Company, including but not limited to, memoranda; files; forms, techniques, methods and procedures; programs; client accounts and customer lists; costs and prices of the Company; client needs, requirements and business affairs; records; manuals; computer data, software, and databases, and other trade secrets and confidential information which gives or could give the Company a competitive advantage in the marketplace (hereinafter referred to collectively as the "Proprietary Property") as is necessary or desirable to assist him in his activities on behalf of the Company. The Consultant hereby acknowledges that the Proprietary Property is the sole and exclusive property of the Company, that the Proprietary Property is a valuable, special and unique asset of the business of the Company, developed at considerable expense to the Company, and is not available to the public at large or other persons engaging in businesses which are the same as or similar to the business of the Company.

b.	The Consultant covenants and agrees that the Consultant shall not, while in the service of the Company, or thereafter, communicate or divulge to, or use for the benefit of himself or any other person, firm, association or corporation, without the prior written consent of the Company, any information in any way relating to the Proprietary Property. The Proprietary Property shall remain the sole property of the Company and upon termination of this Consulting Services Agreement with the Company, for any reason the Consultant shall thereupon return all Proprietary Property (including, without limitation, all lists, documents or other types of records and any written, typed, printed or computer stored materials identifying the clients of the Company or the personnel of clients, together with any and all data involving advertising techniques, processing techniques, manuals, materials, programs, methods or contracts) in his possession or control to the Company. The Consultant shall have no right to retain copies of such Proprietary Property after the termination of this Consulting Services Agreement with the Company, without the express written consent of the Company.
c.	The covenants on the part of the Consultant contained in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement. Should a claim or cause of actionarise between the Company and the Consultant, the content of Section 7 shall not apply to disclosure, etc to Consultant's legal counsel and evidence in any legal proceeding.

8.             COVENANT NOT TO COMPETE

a.	The Consultant expressly covenants and agrees that for a period of two (2) years after the termination of this Consulting Services Agreement with the Company, within the United States, the Consultant will not engage in any business or perform any service, directly or indirectly, in competition with the business of the Company, or have any interest, whether as proprietor, partner, member, manager, employee, stockholder, principal, agent, consultant, director, officer, or in any other capacity or manner whatsoever, in any enterprise that is, directly or indirectly, in competition with the business of the Company.
b.	In the furtherance of the foregoing and not in limitation thereof, the Consultant agrees that during the term hereof and for a period of two (2) years after the termination of this Consulting Services Agreement with the Company, the Consultant shall not, directly or indirectly, solicit or service in any way, on behalf of himself or on behalf of or in conjunction with others, any client or customer, or prospective client or customer who has been solicited or serviced by the Company within one (1) year prior to the termination of this Consulting Services Agreement.
c.	In furtherance of the foregoing and not in limitation thereof, the Consultant agrees that for a period of two (2) years after the termination of this Consulting Services Agreement with the Company, the Consultant shall not, directly or indirectly, for himself or any enterprise engaged in competition with the Company, solicit for employment or employ any employee or independent contractor who is then employed or retained by the Company or who has been employed or retained by the Company within one (1) year prior to the termination of this Consulting Services Agreement.
d.	The covenants on the part of the Consultant contained in this Section 8 shall be construed as an agreement independent of any other provision in this Agreement. Notwithstanding anything to the contrary contained herein, however, if Company defaults on its obligations under that Promissory Note from Company to Jadian Enterprises, Inc., or Security Agreement between Company and Jadian Enterprises, Inc., both of even date herewith, and such default remains for a period of thirty (30) days following the date on which Company receives written notice of such default from Jadian Enterprises, Inc., the restrictions contained in this Section 8 shall automatically terminate.

9.             REMEDIES

a.	Except as specified in Paragraph 7c, the Consultant understands that this Agreement contains a restrictive covenant and prohibits the disclosure of the Proprietary Property of the Company and acknowledges the reasonability of said provisions, and does herewith expressly acknowledge that his breach of this Agreement will not be adequately compensated by money damages. The Consultant acknowledges that the restrictions contained in this Agreement are a reasonable and necessary protection of the legitimate interests of the Company and that any violation of these restrictions would cause substantial irreparable injury to the Company. The Consultant further acknowledges that the Company would not have entered into this Agreement with the Consultant without receiving the consideration offered by the Consultant in binding himself to these restrictions.

b.	The Consultant acknowledges that in the event of any suit which may be brought by the Company for any violation or threatened violation of this Agreement, including but not limited to a violation of the restrictive covenant and nondisclosure provisions hereof, any such breach or threatened breach may entitle the Company to any and all of the following:

(i)	an order in any such suit enjoining him from violating said provisions, upon a court order to that effect, which may be entered at any stage of such litigation without the requirement to post bond, and any application for such injunction shall be without prejudice to any other right of action which may accrue to the Company by reason of the breach or threatened breach of this Agreement;
(ii)	an order in any such suit providing for the forfeiture of any and all of the compensation that may be due the Consultant under this Agreement in the future; and
(iii)	an order in any such suit providing for such other damages as may be determined by an accounting for lost profits or diverted business.

c.

in the event it becomes necessary for the Company to enforce the covenant not to compete or any other provision of this Agreement, the Consultant shall be liable for the payment of reasonable attorneys' fees, court costs and all ancillary expenses incurred by the Company should the Company prevail in their enforcement action.

d.	The remedies contained in this Agreement are cumulative and not exclusive.
e.

If any portion or portions of the covenant not to compete or the nondisclosure of Proprietary Property provisions contained herein shall be, for any reason, held invalid or unenforceable or deemed to be too excessive and, therefore, unenforceable, such portion or portions of the covenant(s) shall be reinterpreted by the court who shall have made such determination to requalify the limitations provided therein so as to make the covenant(s) enforceable, and the parties agree to be bound by such reinterpretations.

Sections 7, 8 and 9 of this Agreement shall survive any termination of this Agreement as long as such termination is not the fault of the Company.

10.             PRONOUNS

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written below.

EPAZZ, INC.

By:	/s/
Its:	President
Date”	5/9/2014

/s/ Kim Griggs
Kim Griggs
Date:	5/9/2014